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                                                                      EXHIBIT 11


                            COMPUTATION OF INCOME
                    PER COMMON AND COMMON EQUIVALENT SHARE
                   (In thousands, except per share amounts)


                                                           Three Months Ended                 Six Months Ended
                                                               January 31,                       January 31,
                                                       --------------------------         ------------------------
                                                          1996             1995             1996            1995
                                                       ---------        ---------         --------        --------
 PRIMARY INCOME PER SHARE:

 Weighted average shares of common stock
    outstanding (1)                                       11,123           11,135           10,848          11,046
                                                       =========        =========         ========        ========

 Primary income per share                              $     .10        $     .07         $    .17        $    .13
                                                       =========        =========         ========        ========

 FULLY DILUTED INCOME PER SHARE:

 Weighted average shares of common stock
    outstanding (1)                                       11,123           11,135           10,848          11,046

 Shares issuable from assumed conversion of:
    Warrants                                                  80                                46
    Stock options                                             16                                 8
                                                       ---------        ---------         --------        --------

 Weighted average shares of common

    stock outstanding, as adjusted                        11,219           11,135           10,902          11,046
                                                       =========        =========         ========        ========

 Fully diluted income per share                        $     .10 (3)    $     .07 (2)     $    .17 (3)    $    .13 (2)
                                                       =========        =========         ========        ========

 NET INCOME FOR PRIMARY AND
    FULLY DILUTED COMPUTATION:

 Net income                                              $ 1,077         $    829           $1,829          $1,436
                                                       =========        =========         ========        ========

____________

(1) Weighted average shares of common stock outstanding for all periods have been restated for a one for three reverse stock split consummated on January 17, 1995.
(2) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although warrants and stock options had no dilutive effect.
(3) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because warrants and options result in dilution of less than 3%.





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